Exhibit 10.10

REVISED SHARE PURCHASE AGREEMENT

DATED October 30, 2020

(1) JAMES J. TUCHI

(2) LLOYD S. FOIGHT

(3) GLOBAL HEALTH SCIENCES, INC.

AND

(4) LYTUS TECHNOLOGIES HOLDINGS PVT LTD

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “SPA”) is executed in New Brunswick, New Jersey USA on this 30th day of October 2020 between:

JAMES J. TUCHI (hereinafter collectively referred to as “Seller”) (which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include his respective legal heirs, successors and administrators) of the First Part;

AND

GLOBAL HEALTH SCIENCES, INC. having its registered office at 3411 Silverside Road, Tatnall Building #104, Wilmington, County of New Castle, Delaware 19810 (hereinafter referred to as “Company”) which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the Second Part;

AND

LYTUS TECHNOLOGIES HOLDINGS PVT LTD a company incorporated in BRITISH VIRGIN ISLANDS and having its registered office at TORTOLA, BVI - (hereinafter referred to as “Purchaser”) of the Third Part;

The Seller, Purchaser and Company are hereinafter referred to as “Parties” and individually as “Party”.

WHEREAS:

A.	The Company was incorporated in the State of Delaware in the United States of America on June 11, 2020 having Registration Number 20205636214, File # 3048156 engaged broadly in the business of delivery of health related services on online platform as more particularly outlined in its Memorandum of Registration.

B.	The Seller is currently the owner of 100.0% of the Equity Shares in the Company.

C.	The current shareholding pattern of the Company is as described in Annexure 1 below;

E.	The Seller has discussed with the Purchaser for the sale, by the Seller to Purchaser, 75% of the Seller’s Equity Shares in the Company currently owned by the Seller, aggregating to 75% shareholding in the equity share capital of the Company.

F.	The Purchaser has agreed to acquire 75% of the Seller’s 100% Equity Shares for a Sale Share Consideration as calculated and mentioned in Annexure 3 of this SPA and upon the terms and subject to the conditions contained herein.

G.	The Parties are entering into this SPA and the Shareholders’ Agreement in order to set out the rights and obligations of the Parties in relation to the acquisition of the Sale Shares (as defined hereinafter) by the Purchaser and other matters in connection therewith, which they agree will be interpreted, acted upon and governed solely in accordance with the terms and conditions of this SPA.

NOW, THREFORE IN CONSIDERATION OF THE MUTUAL COVENANTS, AGREEMENTS, REPRESENTATIONS, WARRANTIES AND INDEMNITIES AS SET FORTH IN THIS SPA, AND FOR OTHER GOOD AND VALUABLE CONISDERATION, THE SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED BY THE PARTIES, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this SPA, unless the context otherwise requires, the following expressions shall have the following meanings:

1.1.1	“Board” means the board of directors of the Company which shall be deemed to include any Committee of the Board;

1.1.2	“Charter Documents” means the Memorandum of Association and the Articles of Association of the Company, or equivalent under applicable law;

1.1.3	“Control” together with its grammatical variations when used with respect to any Person, means and includes the power to direct the management and policies of the Company, directly or indirectly, whether through the ownership of the vote carrying securities, by contract or otherwise howsoever;

1.1.4	Definitive Agreements shall mean this SPA and/or any other agreement executed between the Parties for the transaction contemplated hereunder;

1.1.7	“Equity Shares” means the issued and fully paid up equity shares of the Company, having a face value of ZERO U.S.$ 0.00 each;

1.1.8	“Encumbrance” means any encumbrance including but not limited to any claim, mortgage, pledge, charge (fixed or floating), hypothecation, lien, deposit by way of security, bill of sale, option or right of pre-emption, beneficial ownership, right of retention of title or any form of security interest or any obligation (including any conditional obligation) to create any of the same, including without limitation, any discretion on the use, voting, transfer, receipt of income or other attributes of ownership;

1.1.9	“Sale Share Consideration” means a sum of USD 70,000 for 75% shareholding, wherein the total subsequent investment shall not exceed an aggregate investment of USD $800,000 (Eight Hundred Thousand US Dollars);

1.1.10	“Sale Shares” shall mean 150 equity shares of the Company to be purchased by the Purchaser, representing as on the date of this SPA amounting to 75% of the total paid up equity share capital of the Company;

1.1.11	“SPA” means this Share Purchase Agreement together with its annexures and schedules, as may be amended from time to time in accordance with the provisions contained herein;

1.1.12	“Representations and Warranties” shall mean the representation and warranties given by either Party to the other as contained in this SPA and in the Shareholders’ Agreement delivered by either party in connection with or pursuant to this SPA.

1.2	Interpretation

1.2.1	The terms referred to in this SPA shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to them under the relevant statute/legislation.

1.2.2	All references in this SPA to the statutory provisions shall be construed as meaning and including references to:

i)	any statutory modification, consolidation or re-enactment (whether before or after the date of this SPA) for the time being in force;

ii)	all statutory instruments or orders made pursuant to a statutory provision; and

iii)	any statutory provisions, of which these statutory provisions are a consolidation, re-enactment or modification.

1.2.3	Words denoting the singular shall include the plural.

1.2.4	Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this SPA or the Annexures hereto and shall be ignored in construing the same.

1.2.5	References to recitals, clauses or annexures are, unless the context otherwise requires, to recitals, to clauses of, or annexures to this SPA.

2.	ACQUISITION OF THE SALE SHARES

2.1	Upon the terms and subject to the conditions set forth in this SPA, in consideration of the mutual understanding between the Parties, the Purchaser hereby agrees to purchase, and the Seller agrees to transfer and deliver, the sale of Sale Shares, free and clear of all Encumbrances and with all attached and accrued rights, for the consideration as mentioned in Annexure 3 hereto as being the full and final payment for the Sale Shares representing as on the date of this SPA, 75% of the total paid up equity share capital of the Company to the Purchaser. Upon execution of this SPA, the new shareholding pattern of the Company shall be as described in Annexure 2 below.

Upon signing of this Agreement, the obligation of parties to the contract (Purchaser and Seller) are fulfilled, and the Company shall be the confirming party to acknowledge the new shareholder holding 75% of its shares. and hence, the Purchaser or the Seller cannot revoke this transaction, except to the extent of the Conditions Precedents as appearing in Clause 4. The Company shall comply with the regulatory requirement of filing all documents, forms etc., the Company shall register the new shareholder with 75% shareholding.

2.2	The Sale Shares transferred to the Purchaser by the Seller shall rank with the other Equity Shares of the Company in all respects, including, entitlement to receive proportionately the dividends and other distributions declared or to be declared in respect of the equity capital of the Company.

3.	Sale Shares Consideration

3.1	The total consideration for the sale and transfer of Sale Shares by the Seller to the Purchaser in accordance with this SPA shall be as per Annexure 3 (“Sale Share Consideration”):

4.	CONDITIONS PRECEDENT

4.1	Receipt of all corporate approvals and sanctions, including without limitations approval by the Board or shareholders, as may be required, of the Sellers and the Purchaser, for Sale of Sale Shares to the Purchaser for the Purchase Price agreed upon;

4.2	Receipt of all regulatory approvals and meeting the listing requirements, within the agreed period of 180 days from the date of signing of this agreement. Upon receipt of the regulatory approvals and meeting of listing requirements of Purchaser, the sale of shares shall be deemed to be final and complete in all respects. The Purchaser shall be obliged to make payment of the consideration as mentioned in Annexure 3 and the Seller shall be obliged to transfer the Sale Shares to the Purchaser. The definition of ‘regulatory approvals’ and ‘listing requirements’ is defined, as mutually agreed, along with the consideration in Annexure 3 below.

4.3	The Sale Share Consideration as mentioned in Annexure 3 shall be subject to financial, legal and tax due diligence.

4.4	Approval of this SPA by the board of directors of the Company and the Purchaser;

4.5	Each of the representations and warranties made by the Parties shall be true and correct as on the execution of this SPA.

4.6	No order, law or regulation shall have been passed by the Government authority having the effect of restraining, enjoying or otherwise prohibiting or making illegal the consummation of any matters contemplated by this SPA.

5.	REPRESENTATIONS AND WARRANTIES

5.1	The Purchaser represents and warrants to the Seller that:

5.1.1	it has the power and authority to execute and deliver this SPA;

5.1.2	this SPA has been duly authorized, executed and delivered by the Purchaser and upon execution and delivery by Purchaser, this SPA shall be a legal, valid and binding obligation of the Purchaser enforceable with its terms; and

5.1.3	the execution and delivery of this SPA by the Purchaser does not violate any law, rule, regulation, its charter documents or order applicable to it or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments to which it is a party or which are applicable to it.

5.2	The Seller represents and warrant to the Purchaser that:

5.2.1	the Seller has a good and marketable title to the Sale Shares free from all Encumbrances and clear of any and all Liens. The Seller is not party to or bound by any option, sale agreement, shareholder agreement, pledge, proxy, power of attorney or other agreement or instrument which relates to the ownership, voting or transfer of any of the Sale Shares owned by the Sellers. The Seller has the sole and absolute right, power and authority to sell, assign and transfer the Sale Shares as provided in this SPA. The Purchaser will acquire good and unencumbered title to the Sale Shares, free and clear of all Liens and/or Encumbrances, and not subject to any adverse claim when acquired by the Purchaser pursuant to this SPA;

5.2.2	he will not enter into any commitment or transaction that could potentially adversely impact the transfer of the Sale Shares;

5.2.3	he will not do or permit anything which would constitute a breach of any terms of this SPA;

5.2.4	the Company is not involved in, or has been threatened with, any material litigation filed or threatened to be filed against the Company;

5.2.5	this SPA has been duly authorized, executed and delivered by the Company and the Seller and upon execution and delivery by Purchaser, this SPA shall be a legal, valid and binding obligation of the Purchaser enforceable with its terms;

5.2.6	the execution and delivery of this SPA by the Company and the Seller does not violate any law, rule, regulation or order applicable to it or violate or contravene the provisions of or constitute a default under any documents, contracts, agreements or any other instruments to which it is a party or which are applicable to it.

6.	OBLIGATIONS OF THE COMPANY AND THE SELLERS

6.1	Pursuant to execution of this Agreement and the Seller having received the Sale Shares Consideration as per Clause 3 above, the Company shall transfer the Sale Shares from the Seller to the Purchaser in accordance with this SPA, and hereby confirms that it shall, upon presentment of the share certificates and relevant transfer documents, take all necessary steps as are required in law and at the request of the Purchaser, including without limitation, take the following steps to ensure that the Purchaser’s name is entered in its register of members as a legal and valid shareholder of the said Purchase Shares and other related matters:

(i)	Convene a meeting of its Board of Directors (“Board”) at which the Board shall pass resolutions, if not already passed, approving the transfer of the said Sale Shares.

(ii)	enter the name of the Purchaser as the legal and beneficial owners of the said Sale Shares free of all encumbrances, in the Register of Members of the Company;

(iii)	record the transfer of the said Sale Shares from the Seller to the Purchaser in the Register of Transfers of the Company;

(iv)	make the necessary endorsements on the share certificates relating to and evidencing the said Sale Shares indicating the Purchaser as the legal and beneficial owner of the Sale Shares evidenced thereunder; and

(v)	if required make all necessary filings with any statutory authority including without limitation, the office of the Registrar of Companies in respect of the steps completed from (i) to (iv) above.

6.2	The Seller agrees and undertakes that he shall exercise his voting rights in a meeting of shareholders of the Company, in such manner, and cause the directors nominated by it on the Board of the Company to exercise their votes in such manner, so as to cause the Company to give full legal effect to the terms of this SPA, including but not limited to, for the purposes of amending the Charter Documents, of the Company, if required, to incorporate the terms of this Agreement.

7.	INDEMNIFICATION

7.1	Indemnification

The Seller shall jointly and/or severally indemnify the Purchaser and its assigns and nominees (hereinafter referred to as “Indemnified Party” in this clause) against, and agree to hold them harmless from, any and all liabilities, losses, costs, claims, damages, (including consequential damages), penalties and expenses (including reasonable lawyer’s fees and expenses and costs of investigation and litigation) incurred or suffered by them relating to or arising out of or in connection with the breach of any of the representations and warranties contained hereinabove.

7.2	Claims

Any claim, as soon as is reasonably practicable after becoming aware of a claim for indemnification under this SPA, the Indemnified Party claiming indemnification shall promptly give notice in writing to the Sellers of such claim; provided, however that the failure of Indemnified Party to give notice shall not relieve the Seller of its obligations under this Article, except to the extent that the Seller shall have been prejudiced thereby. The Seller shall be required to pay the amount within a period of 30 days from the date of receipt of the written notice, by the Sellers or the Company without objecting to the claim in any manner whatsoever.

8.	DISPUTE RESOLUTION AND ARBITRATION

8.1	The Parties agree to negotiate in good faith to resolve any dispute, difference, controversy or claim arising out of or in relation to or connection with this SPA, or the validity, interpretation, implementation, termination or breach of this SPA or anything done or omitted to be done pursuant to this SPA (“Dispute”) shall be resolved by arbitration conducted in accordance with the laws of United States of America.

8.2	All proceedings of any arbitration shall be in the English language. The venue for arbitration shall be the USA and no other place.

8.3	Each Party to the Dispute shall bear and pay its own costs and expenses in relation to the arbitrator appointed by them, provided that the costs of the third arbitrator shall be borne by the Parties in equal proportion.

9.	MISCELLANEOUS PROVISIONS

9.1	Filing Fees; Stamp Duty

All filing and other fees including stamp duty payable in respect of the Sale Shares will be paid by the Purchaser alone.

9.2	Amendments

This SPA may be amended only by a writing signed by each of the Parties and any such amendment shall be effective only to the extent specifically set forth in such writing.

9.3	Counterparts

This SPA and all agreements, certificates and documents to be delivered in connection herewith may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

9.4	Entire Agreement

This SPA, together with the other agreements referred to herein and the schedules and exhibits attached hereto contains the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

9.5	Expenses

Except as otherwise specifically provided herein each Party shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this SPA.

9.6	Further Assurances

The Parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable governmental rules or reasonably requested by any Party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this SPA.

9.7	Governing Law

This SPA shall be a contract under the laws of the State of Delaware and United States of America and for all purposes shall be governed by and construed and enforced in accordance with the laws the State of Delaware and of United States of America.

9.8	Notices

Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

(a.)	shall be in writing

(b.)	shall be sent by messenger, certified or registered mail, a reliable express delivery service or email, to the appropriate address(es) or number(s) set forth below;

(c.)	shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, or express delivery service; and

(d.)	all such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days’ prior notice:

If to the Company:	At the address hereinabove

If to the Sellers:	At the address hereinabove

If to the Purchaser:	At the address hereinabove, or to the Personal Address of its Chief Executive Office,, Dharmesh Pandya

9.9	Severability

Any provision of this SPA which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10	Successors and Assigns

This SPA shall be binding upon and shall inure to the benefit of each of the Parties and their respective legal representatives, heirs, successors and permitted assigns.

9.11	Jurisdiction

Subject to Clause 8 above, this SPA shall be subject to the jurisdiction of the Courts at Wilmington, Delaware, only and no other Court shall have jurisdiction.

IN WITNESS WHEREOF the Parties have executed this SPA as of the day and year first above written.

SIGNED AND DELIVERED	)
by the “COMPANY”	)
GLOBAL HEALTH SCIENCES, INC.	)
by the hand of Mr. James J. Tuchi	)
the authorized signatory pursuant to	)	/s/ James J. Tuchi
the Resolution passed by the	)	James J. Tuchi
Board of Directors of the Company	)
in the presence of:	)
---------------------------------------)
)

SIGNED AND DELIVERED	)
by the “Sellers”	)	/s/ James J. Tuchi
1. JAMES J. TUCHI	)	James J. Tuchi
)
Authenticated by:	)
)
1. Lloyd S. Foight	)
	)	Lloyd S. Foight
SIGNED AND DELIVERED	)
by the “Purchaser”	)
LYTUS TECHNOLOGIES HOLDINGS	)
PVT LTD	)
by the hand of DHARMESH PANDYA	)	/s/ Dharmesh Pandya
the authorized signatory pursuant to	)	Dharmesh Pandya
the Resolution passed by the	)
Board of Directors of the Company	)
in the presence of:	)

1.	Shreyas Shah	)	/s/ Shreyas Shah
		)	(Name)

ANNEXURE-I

SHAREHOLDING PATTERN OF THE COMPANY

Shareholding Pattern

Sr No.	Name of the Shareholder	No. of Shares Held	% of Shares

1	James J. Tuchi	200	100.0%

	Total:-	200	100.0%

Annexure-II

NEW SHAREHOLDING PATTERN OF THE COMPANY (AFTER THE TRANSFER OF SHARES)

Shareholding Pattern

Sr No.	Name of the Shareholder	No. of Share Held	%of Share

1	James J. Tuchi	50	25%

2	Lytus Technologies Holdings	150	75.0%

		200	100.0%

ANNEXURE-III

Sale Share Consideration

On execution of this agreement, the Purchaser commits to invest an aggregate of USD 800,000; out of which, USD 70,000 is immediately payable against 75% shareholding and the balance is payable as required by the research organisations.

The amount of Seventy Thousand US Dollars shall be invested in the existing share capital, wherein the Purchaser shall receive appropriate shares with the shareholding of 75%. This is effective from the date of executing this agreement.

Further, the Purchaser has also agreed to financially support the investment in research organisations, wherein the Purchaser shall invests Seven Thirty Thousand US Dollars in Class B Equity Shares, wherein the investment proceeds shall be mandatorily utilised by the Seller for donation to research organisations. All benefits arising from the said donations, if any, shall be received in the name of the Company.

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